Exhibit 5.1

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

November 19, 2013

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Mid-America Apartment Communities, Inc.’s At-The-Market Offering Program

Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), and Mid America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”), in connection with the offering of up to 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of separate Amended and Restated Distribution Agreements (collectively, the “Distribution Agreements”), and as described in the prospectus supplement dated November 19, 2013 (the “Prospectus Supplement”) and the accompanying prospectus dated September 18, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s and the Operating Partnership’s effective registration statement on Form S-3, as amended (File Nos. 333-191243 and 333-191243-01) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined such documents as we have deemed necessary, including copies of the (i) the Registration Statement; (ii) the Charter, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect; (iii) the Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect; (iv) the certificate of the Secretary of State of the State of Tennessee as to the due formation, existence and good standing of the Company; and (v) the resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Prospectus Supplement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.	The Company is duly formed and existing under and by virtue of the laws of the State of Tennessee and is in good standing with the Secretary of State off the State of Tennessee; and

2.	The Shares, when issued against receipt of payment therefore in accordance with the terms of the Distribution Agreements, will be validly issued, fully paid and nonassessable.

Our opinion is subject to the following qualifications and limitations:

(a) The foregoing opinion is limited to the laws of the State of Tennessee, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Tennessee, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Tennessee, we do not express any opinion on such matter.

(b) The opinions set forth herein are expressed as of the date hereof, and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern Authorized Representative